EXHIBIT 99.2

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL TO ACCELERATE GROWTH OF ITS CHARTWELL INVESTMENT PARTNERS SUBSIDIARY THROUGH TRANSACTION WITH ABERDEEN ASSET MANAGEMENT, INC.

-- Brings expanded product capability and about $4 billion in client assets to Chartwell as
TriState Capital executes strategy to complement strong organic growth of its investment management business with selective acquisitions --

PITTSBURGH, October 19, 2016 - TriState Capital Holdings, Inc. (NASDAQ: TSC) entered into a definitive agreement to acquire certain assets from Aberdeen Asset Management Inc. in a transaction designed to expand the fixed income investment team and product offering of the bank holding company’s Chartwell Investment Partners business.

Institutional accounts with about $4 billion in client assets under management (AUM) are expected to move from Aberdeen to Chartwell upon closing of the transaction. The six Philadelphia-based investment professionals who currently manage these domestic fixed-income assets have agreed to join Chartwell’s team upon transaction closing.

Following a strategic review of its U.S. Fixed Income business, Aberdeen decided to exit the U.S. Core and Core Plus business. Aberdeen agreed to dispose of this business to Chartwell because of its strong infrastructure and their local presence which facilitates continuity of management. This should ensure a smooth transition for clients.

“We are excited to be able to add these proven investment professionals to Chartwell’s team for the benefit of their current clients, as well as the growing list of institutional and retail investors we serve,” TriState Capital Chief Executive Officer James F. Getz said. “We intend to put our powerful financial services distribution network to work for our new team members’ taxable fixed-income offering, as well as leverage the scalable infrastructure and administrative personnel already in place at Chartwell today.”

Before the effect of the transaction announced today, Chartwell’s $10.8 billion in AUM on Sept. 30, 2016 reflected successful business development efforts driving strong net inflows since its acquisition by TriState Capital in the first quarter of 2014, coupled with the second quarter 2016 purchase of The Killen Group (TKG), advisor to The Berwyn Funds.

With assets acquired from Aberdeen, Chartwell would have pro forma AUM of about $14.8 billion and pro forma annualized run rate revenue of approximately $48.8 million at Sept. 30, 2016. With the acquired assets, Chartwell investment management fees as a percentage of total holding company revenue would be approximately 37%, on a pro forma basis at Sept. 30, 2016.

“This is an outstanding opportunity to acquire domestic fixed-income assets and bring the seasoned investment professionals running them to our team,” said Chartwell Managing Partner and Chief Executive Officer Timothy J. Riddle. “This transaction also illustrates Chartwell’s growing reputation in the marketplace and our ability to attract top investment professionals who share our vision for offering a comprehensive array of products, while meeting and exceeding our clients’ expectations for performance and service.”

“We are delighted to have agreed to this transaction, as it is beneficial to both parties and ensures a good outcome for all clients. Chartwell is getting a domestic fixed-income business managed by an experienced team. For Aberdeen, the sale allows us to apply greater focus on our U.S. Credit, Total Return Bond and High Yield strategies,” said Aberdeen’s Co-Head of the Americas, Bev Hendry.

Aberdeen and the board of directors of TriState Capital have approved the transaction. Closing is anticipated by the first quarter of 2017, subject to regulatory requirements, certain Aberdeen-client consents, and other customary closing conditions and adjustments.

In conjunction with the transaction, Aberdeen investment professionals joining Chartwell have signed restrictive employment agreements with TriState Capital’s investment management subsidiary. Upon closing of the deal, they will be based at Chartwell’s offices in the Main Line Philadelphia suburb of Berwyn, Pa.

EXHIBIT 99.2

TriState Capital’s legal advisor on the transaction was Keevican Weiss Bauerle & Hirsch LLC, and Stephens Inc. provided a fairness opinion.

CONFERENCE CALL
TriState Capital will discuss today’s transaction announcement on a previously scheduled third quarter financial results conference call, tomorrow. The live conference call on October 20 will be held at 8:30 a.m. ET. Telephone participants may avoid any delays by pre-registering for the call using the link http://dpregister.com/10094279 to receive a special dial-in number and PIN. Telephone participants who are unable to pre-register should dial in at least 10 minutes prior to the call and request the “TriState Capital earnings call.” The call may be accessed by dialing 888-339-0757 from the United States, 855-669-9657 from Canada or 412-902-4194 from other international locations.

A replay of the call will be available approximately one hour after the end of the conference through October 27. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada or 412-317-0088 from other international locations, and entering the conference number 10094279.

A slide presentation with additional information on the transaction will be available at http://investors.tristatecapitalbank.com.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (NASDAQ: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $3.6 billion in assets, as of September 30, 2016, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary had $10.8 billion in assets under management, as of September 30, 2016, and serves as the advisor to The Berwyn Funds and Chartwell Mutual Funds. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital’s future results, please see the company’s most-recent annual and quarterly reports filed on Form 10-K and Form 10-Q.

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MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
TriState Capital Holdings, Inc.
Brian Fetterolf
412-304-0451
investorrelations@tscbank.com

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